SHARE COMPENSATION ARRANGEMENT FOR
       NON-EMPLOYEE DIRECTORS OF INTER-CITY PRODUCTS CORPORATION




Eligibility:             The Chairman and all directors of the Corporation
                         who are not full time employees of the
                         Corporation ("Participating Directors") must participate. Participating Directors must be paid at least 20% of their aggregate annual fees in Ordinary Shares instead of cash. For the purposes of this Share Compensation Arrangement, "aggregate annual fees" in respect of any director shall include: (i) such director's annual retainer; (ii) if such director is the Chairman of a committee of the Board, the annual retainer paid to such director in respect of such service; (iii) all fees paid to such director in respect of attendance at meetings of the Board or a committee thereof, and (iv) if such director is also Chairman of the Board, to the extent such director elects to receive compensation for services performed as Chairman in lieu of any retainers or fees to which he is entitled by virtue of his services as a director, all such compensation.


Additional Participation:Participating directors may elect to receive all or any part of their remaining entitlement to fees in Ordinary Shares instead of cash. At, or prior to, the first directors' meeting held in a calendar year, each participating director must make an election, which will be irrevocable during the remaining portion of that year, to receive between 20% to 100% of such directors' annual entitlement to fees in Ordinary Shares. Any director who does not make an election at, or prior to , the first meeting of directors in a given year will be deemed to have elected to receive 20% of such director's annual remuneration in Ordinary Shares.

Method of Election:      Notice of a director's election to receive more
                         than 20% of such director's annual fees in Ordinary Shares instead of cash must be provided in writing to the Secretary of the Corporation at, or prior to, the first meeting of directors in a calendar year.

Receipt of Shares:       Ordinary Shares will be issued to participating
                         directors at the end of each calendar quarter.

Number of Shares:        The number of Ordinary Shares which an eligible
                         director will be issued at the end of a calendar quarter will be equal to: the aggregate fees for which such director is entitled,

                         divided by the average closing price of the Ordinary Shares on the stock exchange prescribed by the board of directors, during the last five trading days of the calendar quarter, multiplied by the 20% to 100% based on the election of the director as described above.

Form of Payment:         Compensation in the form of a share certificate
                         will be sent to you soon after the close of each quarter. You may either redeem the certificate immediately with your broker of choice or you may retain the certificate for redemption at a later time.

Termination:             The Share Compensation Arrangement will expire
                         on the earlier of: (i) its termination by the board of directors, or (ii) 250,000 Ordinary
                         Shares having been issued to directors pursuant to the Arrangement.